Exhibit 10.45
     THIS AMENDMENT (“Amendment”) TO COAL SUPPLY AGREEMENT is entered into as of February 26, 2008, by and between Patriot Coal Sales LLC, a Delaware limited liability company (“Patriot”), and COALTRADE International, LLC, a Delaware limited liability company (“COALTRADE”).
WITNESSETH:
     WHEREAS, Seller and Buyer entered into a Coal Supply Agreement dated as of October 22, 2007 (“Agreement”) for the sale of coal by Patriot to COALTRADE for delivery to various End Customers of the quality, in the amounts, and upon the terms and conditions set forth therein; and
     WHEREAS, Seller and Buyer desire to amend the Agreement as set forth herein,
     NOW THEREFORE, for good and valuable consideration, and intending to be legally bound, the Parties hereby agree as follows:
1.	Section 2.10 is hereby amended and restated in its entirety to read as follows:
“2.10 Payment Terms; Payment Disputes. All invoices for coal shipped hereunder shall be submitted by Patriot directly to COALTRADE at the billing address(s) provided by COALTRADE (e.g. mail, facsimile and EDI as applicable), in accordance with the same payment terms governing COALTRADE’s submission of invoices to its End Customer(s). With respect to all coal deliveries made by Patriot to COALTRADE prior to February 1, 2008 (“Initial Settlement Date”) for which COALTRADE has not previously paid Patriot, COALTRADE shall pay to Patriot on the fifth (5th) calendar day following the receipt of the applicable invoice from Patriot the amount due under each such invoice which shall be deemed full payment for all coal deliveries under each such invoice, subject to the quarterly reconciliation adjustment as provided below. With respect to all coal deliveries made by Patriot after the Initial Settlement Date, and notwithstanding that COALTRADE may not have received full payment from its End Customer(s), COALTRADE shall remit payment to Patriot on the fifth (5th) calendar day following COALTRADE’s receipt of an invoice from Patriot for such coal deliveries (“Estimated Billings”) prepared in accordance with the terms of the applicable End Customer Contract.

For each calendar quarter commencing with the calendar quarter ended December 31, 2007, the parties shall reconcile all payables to Patriot from COALTRADE for deliveries during such calendar quarter (“Quarterly Deliveries”), against all payments receivable by COALTRADE from the End Customers for Quarterly Deliveries. COALTRADE shall provide Patriot with documentation from each End Customer as to the actual amount that COALTRADE has received from each End Customer for Quarterly Deliveries including, but not limited to, adjustments for coal quality and other pricing adjustments. COALTRADE shall compare the actual amounts received from each End Customer to the Estimated Billings paid by COALTRADE to Patriot during such calendar quarter. If COALTRADE owes Patriot an additional amount for such Quarterly Deliveries, COALTRADE shall pay such additional amount to Patriot within five (5) calendar days of the completion of the reconciliation process. If COALTRADE has overpaid Patriot for such Quarterly Deliveries, Patriot shall remit such overpayment to COALTRADE within five (5) calendar days of the completion of the reconciliation process. Interest will not be due on any payments made as a result of the reconciliation process. The parties agree to complete the reconciliation process within ninety (90) days after December 31, 2007 and within sixty (60) days after the end of each calendar quarter thereafter.

If an End Customer files for bankruptcy or if an End Customer’s creditworthiness significantly deteriorates (as determined by COALTRADE using reasonable commercial standards), COALTRADE shall promptly send a written notice to Patriot and shall have the obligation to remit payment to Patriot for deliveries to such End Customer only upon receipt of payment from such End Customer.

If an End Customer advises COALTRADE that it will refuse to pay the total invoice for coal deliveries for any reason, COALTRADE shall promptly send a written notice to Patriot and shall have the obligation to remit payment to Patriot for such coal deliveries only upon receipt of payment from such End Customer.

COALTRADE will continue to monitor for Patriot the creditworthiness of End Customers in accordance with its then current policy and will make recommendations to Patriot regarding changes in the creditworthiness of any End Customer. COALTRADE shall cooperate fully with Patriot in these matters.

Patriot agrees that in the event of a payment dispute between COALTRADE and End Customer or non-payment by End Customer, it will cooperate fully with COALTRADE and will take all reasonable measures to assist COALTRADE in resolving any issues with End Customer relating to invoices, payment, and collection of all outstanding amounts due from End Customer.”
2.	Except as herein modified and amended, all terms and provisions of the Agreement shall otherwise remain unchanged.

3.	This Amendment may be executed in one or more counterparts, all of which taken together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first above written.
COALTRADE INTERNATIONAL, LLC

By:	/s/ Walter L. Hawkins

Name:	Walter L. Hawkins, Jr.
Title:	Treasurer & VP
Date:	2.29.08
PATRIOT COAL SALES LLC

By:	/s/ Robert L. Mead

Name:	Robert L. Mead
Title:	VP & Treasurer
Date:	3-05-08